Exhibit 99.1

THOMAS F. PRISBY, chairman

March 11, 2005

FOR IMMEDIATE RELEASE

CONTACT:	Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
(219) 836-5500

CFS BANCORP, INC. ANNOUNCES REVISED FOURTH QUARTER AND
YEAR END 2004 RESULTS

     MUNSTER, IN — MARCH 11, 2005. — CFS BANCORP, INC. (NASDAQ: CITZ) (the “Company”) announced today a revision of its accounting with respect to the Company’s previously announced restructuring of $400.0 million of borrowings. The revision in accounting results from a different interpretation and application of the accounting guidance of Emerging Issues Task Force No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” (“EITF 96-19”). As a result of the revision, the Company’s net losses for the quarter and year ended December 31, 2004 are $4.7 million and $6.6 million, respectively, rather than the net losses of $23.1 million and $25.0 million previously reported in the Company’s press release dated January 27, 2005. As revised, losses per share for the quarter and year ended December 31, 2004 are $0.40 and $0.57, respectively, rather than $1.97 and $2.16, respectively, as previously reported.

     As previously announced, the Company’s wholly-owned subsidiary, Citizens Financial Services, FSB (the “Bank”), restructured $400.0 million of its fixed-rate Federal Home Loan Bank (“FHLB”) advances (the “Existing Borrowings”) by repaying $75.0 million of such Existing Borrowings and replacing $325.0 million of the Existing Borrowings with new, lower costing, FHLB advances (the “New Borrowings”). This transaction resulted in $42.0 million of prepayment penalties. As previously described, the Existing Borrowings were callable fixed-rate advances with an average cost of 5.92% and an average remaining term of 64.2 months. The New Borrowings include $271.0 million of non-callable, fixed-rate FHLB advances with an average cost of 3.64% and an average term of 34.3 months in a laddered portfolio with maturities ranging from 12 to 60 months. The New Borrowings also include $54.0 million of short-term variable-rate borrowings with a current cost of 2.79%. On December 31, 2004, the Company repaid $20 million of these variable-rate borrowings.

     As previously disclosed, the Company, based on its internal analysis, communication with and the concurrence received from its independent registered public accounting firm, recognized a $42.0 million charge to non-interest expense during the fourth quarter of 2004 as a result of the prepayment penalties. On February 25, 2005, in conjunction with finalizing its audit of the Company’s financial statements at and for the year ended December 31, 2004, representatives from the Company’s independent registered public accounting firm notified the Company that, upon further review, such firm believed the application of EITF 96-19 required a revision of the accounting treatment previously communicated by the Company with respect to the fourth quarter debt restructuring. Thereafter, management continued to research the appropriate application of EITF 96-19. On March 7, 2005, the Company’s Audit Committee and Board of Directors along with representatives of the Company’s independent registered public accounting firm met to discuss the application of EITF 96-19. On March

CFS Bancorp, Inc. — Page 2 of 5

10, 2005, management notified the Audit Committee that it would revise the accounting treatment for the fourth quarter debt restructuring and, contrary to its initial presentation, would not recognize the entire $42.0 million in prepayment penalties in the quarter ended December 31, 2004. The Audit Committee agreed with management’s decision.

     As a result of the revised accounting treatment, the Company will recognize $9.8 million of prepayment penalties as a charge to non-interest expense in the fourth quarter of 2004 and $2.1 million of increased interest expense on borrowings in such period. As revised, the Company’s net interest margin is 2.06% for the fourth quarter of 2004. The remaining $30.1 million of prepayment penalties resulting from the debt restructuring are deferred and will be recognized in interest expense as an adjustment to the cost of the Company’s New Borrowings in future periods. The interest expense related to the amortization of the remaining prepayment penalties is expected to be $14.4 million, $9.6 million, $4.5 million, $1.5 million, and $200,000 in the years ended December 31, 2005, 2006, 2007, 2008, and 2009, respectively.

     Thomas F. Prisby, Chairman and Chief Executive Officer of the Company, said “We are disappointed that we have had to revise our treatment of the expenses related to this transaction, yet we believe that the business reasons for undertaking this restructuring remain sound. We have shortened the duration of our liabilities significantly and have eliminated the callable feature of the Existing Borrowings which will improve our long-term interest rate risk profile. In addition, we have greatly reduced our repricing risk given the laddered structure of the fixed-rate portion of the New Borrowings compared to the maturity of the Existing Borrowings which would have occurred over a five month period in 2010. While not having the immediate impact on our interest costs that we had originally anticipated, the economic rationale for the restructuring is unchanged and we still expect the restructuring to have a positive overall effect in future periods.”

     CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.3 billion asset federal savings bank.

     Citizens Financial Services provides community banking services and operates 24 offices throughout Chicago’s Southland and Northwest Indiana. The Company’s stock trades on the NASDAQ National Stock Market under the symbol “CITZ.”

     This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. The words “anticipate”, “believe,” “estimate,” “expect,” “indicate, “ “intend, “ “should, “ and similar expressions, or the negative thereof, as they related to the Company or the Company’s management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

# # #

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOWS.

CFS Bancorp, Inc. — Page 3 of 5

CFS BANCORP, INC.
Highlights (Unaudited)
(Dollars in thousands, except per share data)

EARNINGS HIGHLIGHTS AND		Three Months Ended		Year Ended
PERFORMANCE RATIOS (1)		December 31, 2004	December 31, 2003	December 31, 2004	December 31,2003
Net income (loss)		$(4,683)	$1,219	$(6,577)	$3,538
Basic earnings (loss) per share		(0.40)	0.11	(0.57)	0.31
Diluted earnings (loss) per share		(0.40)	0.10	(0.57)	0.30
Cash dividends declared per share		0.11	0.11	0.44	0.44
Return on average assets		(1.32)%	0.32%	(0.44)%	0.23%
Return on average equity		(11.95)	3.13	(4.19)	2.28
Average yield on interest-earning assets		5.10	4.90	4.89	4.81
Average cost on interest-bearing liabilities		3.42	3.09	3.08	3.25
Interest rate spread		1.68	1.81	1.81	1.56
Net interest margin		2.06	2.10	2.13	1.87
Non-interest expense to average assets		5.11	2.62	3.14	2.19
Efficiency ratio		182.28	97.08	111.54	87.99
Market price per share of common stock for the period ended:	Closing	$14.27	$14.80	$14.27	$14.80
	High	14.85	15.00	15.16	15.00
	Low	13.54	13.90	12.90	13.51

STATEMENT OF CONDITION HIGHLIGHTS AND	December 31,	September 30,	December 31,
PERFORMANCE RATIOS (1)	2004	2004	2003
Total assets	$1,314,714	$1,429,921	$1,569,270
Loans receivable, net of unearned fees	988,085	1,000,424	982,579
Total deposits	863,178	847,353	978,440
Total stockholders’ equity	147,911	152,402	155,953
Book value per common share	11.94	12.38	12.78
Non-performing loans	27,675	32,976	22,720
Non-performing assets	28,200	33,566	22,926
Allowance for losses on loans	13,353	16,506	10,453
Non-performing loans to total loans	2.80%	3.30%	2.31%
Non-performing assets to total assets	2.14	2.35	1.46
Allowance for losses on loans to non-performing loans	48.25	50.05	46.01
Allowance for losses on loans to total loans	1.35	1.65	1.06
Average equity to average assets	11.05	10.72	10.08
Average interest-earning assets to average interest-bearing liabilities	112.34	112.12	110.27
Employees (FTE)	327	338	330
Branches and offices	24	24	22

	Three Months Ended		Year Ended
AVERAGE BALANCE DATA	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Total assets	$1,410,000	$1,534,457	$1,483,224	$1,552,750
Loans receivable, net of unearned fees	1,005,232	986,022	998,706	965,373
Total interest-earning assets	1,333,616	1,460,961	1,409,578	1,482,715
Total liabilities	1,254,134	1,379,853	1,326,277	1,397,353
Total deposits	854,455	945,470	898,154	937,770
Interest-bearing deposits	806,715	906,394	853,789	901,203
Total interest-bearing liabilities	1,187,090	1,324,890	1,263,136	1,342,478
Stockholders’ equity	155,866	154,604	156,947	155,397

(1)	Ratios are annualized where appropriate.

CFS Bancorp, Inc. — Page 4 of 5

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Interest income:
Loans	$14,522	$14,590	$56,910	$59,408
Securities	2,046	2,793	10,029	8,637
Federal Home Loan Bank dividends	290	330	1,199	1,348
Other	243	331	848	1,996

Total interest income	17,101	18,044	68,986	71,389

Interest expense:
Deposits	3,002	3,909	12,841	17,276
Borrowings	7,193	6,400	26,059	26,402

Total interest expense	10,195	10,309	38,900	43,678

Net interest income before provision for losses on loans	6,906	7,735	30,086	27,711
Provision for losses on loans	56	837	8,885	2,326

Net interest income after provision for losses on loans	6,850	6,898	21,201	25,385

Non-interest income:
Service charges and other fees	2,049	1,701	7,523	6,908
Commission income	139	131	666	651
Net realized gains (losses) on sales of securities	(380)	1,455	(299)	1,780
Net gain (loss) on sale of assets	226	11	225	39
Income from Bank-owned life insurance	361	345	1,439	1,437
Other income	473	524	2,056	1,973

Total non-interest income	2,868	4,167	11,610	12,788

Non-interest expense:
Compensation and employee benefits	4,599	6,337	19,834	19,804
Net occupancy expense	681	452	2,440	2,216
Professional fees	377	453	2,797	1,806
Data processing	617	582	2,713	2,236
Furniture and equipment expense	436	355	1,612	1,771
Marketing	248	470	1,060	1,196
Prepayment penalties	9,813	—	10,298	—
Other general and administrative expenses	1,326	1,482	5,838	5,005

Total non-interest expense	18,097	10,131	46,592	34,034

Income (loss) before income taxes	(8,379)	934	(13,781)	4,139
Income tax expense (benefit)	(3,696)	(285)	(7,204)	601

Net income (loss)	$(4,683)	$1,219	$(6,577)	$3,538

Per share data:
Basic earnings (loss) per share	$(0.40)	$0.11	$(0.57)	$0.31
Diluted earnings (loss) per share	$(0.40)	$0.10	$(0.57)	$0.30
Cash dividends declared per share	$0.11	$0.11	$0.44	$0.44
Weighted-average shares outstanding	11,731,618	11,300,550	11,599,996	11,289,254
Weighted-average diluted shares outstanding	11,990,902	11,692,643	11,897,494	11,702,635

CFS Bancorp, Inc. — Page 5 of 5

CFS BANCORP, INC.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	December 31,	December 31,
	2004	2003
ASSETS
Cash and amounts due from depository institutions	$16,878	$18,213
Interest-bearing deposits	11,217	149,577
Federal funds sold	9,999	9,961

Cash and cash equivalents	38,094	177,751

Securities, available-for-sale	202,219	326,304
Investment in Federal Home Loan Bank stock, at cost	27,665	26,766
Loans receivable, net of unearned fees	988,085	982,579
Allowance for losses on loans	(13,353)	(10,453)

Net loans	974,732	972,126
Accrued interest receivable	5,456	6,624
Real estate owned	525	206
Office properties and equipment	15,511	13,738
Investment in Bank-owned life insurance	33,362	31,926
Prepaid expenses and other assets	17,150	13,829

Total assets	$1,314,714	$1,569,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$863,178	$978,440
Borrowed money	286,611	418,490
Advance payments by borrowers for taxes and insurance	8,177	5,595
Other liabilities	8,837	10,792

Total liabilities	1,166,803	1,413,317

Stockholders’ Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	—	—
Common stock, $0.01 par value; 85,000,000 shares authorized; 23,423,306 shares issued as of December 31, 2004 and December 31, 2003; 12,385,322 and 12,200,015 shares outstanding as of December 31, 2004 and December 31, 2003, respectively	234	234
Additional paid-in capital	189,991	189,879
Retained earnings, substantially restricted	94,904	106,354
Treasury stock, at cost; 11,037,984 and 11,223,291 shares as of December 31, 2004 and December 31, 2003, respectively	(130,689)	(132,741)
Unallocated common stock held by ESOP	(5,959)	(7,158)
Unearned common stock acquired by RRP	(148)	(1,523)
Accumulated other comprehensive (loss) income, net of tax	(422)	908

Total stockholders’ equity	147,911	155,953

Total liabilities and stockholders’ equity	$1,314,714	$1,569,270